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                                                Filed Pursuant to Rule 424(b)(2)
                                        Registration Statement No. 333-60355-01
                                                        Prospectus Supplement To
                                      Prospectus Supplement dated March 31, 1999
                                              To Prospectus dated March 26, 1999


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED MARCH 31, 1999
TO PROSPECTUS DATED MARCH 26, 1999)

                             AIMCO PROPERTIES, L.P.

                         Increase in Offer Consideration
                                       and
                            Extension of Offer Period
                                   relating to
          the offer to acquire units of limited partnership interest in
                           PARK TOWNE PLACE ASSOCIATES
                               LIMITED PARTNERSHIP
                         in exchange for your choice of:
             440 of our 8.0% Class Two Partnership Preferred Units;
                   265.25 of our Partnership Common Units; or
                                 $11,000 in Cash

         Pursuant to a Prospectus, dated March 26, 1999, and a Prospectus Supplement, dated March 31, 1999, we have offered to acquire units of limited partnership interest in your partnership. Recently Equity Resources has commenced an offer to acquire up to 20 units in your partnership for $10,000 in cash per unit. In response, we have decided to increase our cash offer price per unit to $11,000. We have also increased the number of our Partnership Common Units and Class Two Partnership Preferred Units that we are offering for each of your units, as set forth above. The number of Partnership Common Units was determined by dividing the increased cash offer price by $41.50 (the per share closing price of the Class A Common Stock of Apartment Investment and Management Company on the New York Stock Exchange on May 17, 1999). The number of Class Two Partnership Preferred Units was determined by dividing the increased cash offer price by the $25 liquidation preference of the Class Two Partnership Preferred Units.


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         We have also extended the expiration date for our offer from June 4 to
June 28, 1999.

         The original cost of a unit in your partnership was $100,000, not $10,000 as was indicated in the Prospectus Supplement, dated March 31, 1999.

                                                  May 18, 1999












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